SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
               Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported) March 27, 1996
                                                ---------------



                         MANAGEMENT TECHNOLOGIES, INC.
                         -----------------------------

             Exact name of Registrant as specified in its Charter)


                                    NEW YORK
                                    --------

                 (State or other jurisdiction of incorporation)


     0-17206                              13-3029797
---------------------               ----------------

Commission File No.        I.R.S. Employer Identification
630 Third Avenue, New York, NY            10017
--------------------------------    -----------

Address of principal                                Zip Code
executive offices


      (212) 983-5620
--------------------

Registrant's telephone number,
including area code








ITEM 5.   OTHER EVENTS

     On March 26, 1996, Management Technologies, Inc. ("the Company") appointed Messrs. Michael Awerbuch and John Ridley as Directors of the Company to serve effective immediately and to hold office until the next annual meeting of shareholders.
     Prior to his appointment as a Director of the Company, Mr. Ridley was employed in a variety of positions by Digital Equipment Service Industries Solution Company, (`DESISCo''), a UK based entity acquired by the Company in January of 1995, and subsequently re-named MTi Trading Systems, Ltd. Mr. Ridley began his work at DESISCo in 1990 as a Systems Architect and was promoted to his current position of Head of Product Development for MTi Trading Systems, Ltd.
in 1994. Mr. Ridley holds a Bachelor of Science (Upper Second) in Physics from the University of Manchester.
     Prior to his appointment as a Director of the Company, Mr. Awerbuch worked as a broker with Kaplan and Stewart, Ltd., a company located in Johannesburg, South Africa, from 1987 to 1992. From 1993 to 1994, Mr. Awerbuch worked as a broker with Taglich Brothers, D'Amadeo and Wagner and Co, Inc. in New York.
From 1994 to 1996, Mr. Awerbuch served as Vice President for Sales of New World Technologies, Inc., a New York computer distribution and sales company. Mr. Awerbuch joined the Company on March 25, 1996 as Director of Public Relations. Mr. Awerbuch holds an Associate in Applied Science in Industrial Engineering from the Fashion Institute Of Technology in New York.

ITEM 6.   RESIGNATIONS OF REGISTRANT'S DIRECTORS

          On March 26, 1996, Mr. Claudio Guazzoni, submitted his resignation as a Director of the Company. The Board of Directors of the Company accepted Mr. Guazzoni's resignation upon presentation. Mr. Guazzoni did not have any disagreement with the Company on any matter relating to its policies or management. Annexed hereto and marked Exhibit 17.08 is a copy of Mr. Guazzoni's resignation letter.

ITEM 7:   EXHIBITS
          17.08.         Resignation letter of Claudio Guazzoni

                           SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    New York, New York
March 27, 1996


                              MANAGEMENT TECHNOLOGIES, INC.
                              ----------------------------------------

                            (Registrant)
                              /s/ Paul Ekon
                                 ----------------------------------

                    PAUL EKON